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                                                              EX-99.B8-CUSTODYA



                               CUSTODY AGREEMENT


     THIS AGREEMENT made the 10th day of September, 1992, by and between INVESTORS FIDUCIARY TRUST COMPANY, a trust company chartered under the laws of the state of Missouri, having its trust office located at 127 West 10th Street, Kansas City, Missouri 64105 ("Custodian"), and JACKSON NATIONAL CAPITAL MANAGEMENT FUNDS, a Massachusetts business trust, having its principal office and place of business at 5901 Executive Drive, Lansing, Michigan 48911 ("Fund").

                                  WITNESSETH:


     WHEREAS, Fund desires to appoint Investors Fiduciary Trust Company as Custodian and recordkeeper for the securities and monies of Fund's investment portfolio; and
     WHEREAS, Investors Fiduciary Trust Company is willing to accept such appointment;
     NOW THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:


1. APPOINTMENT OF CUSTODIAN. Fund hereby constitutes and appoints Custodian as custodian of the Fund which is to include:
     A. Appointment as custodian of the securities and monies at any time owned by the Fund; and
     B.    Appointment as agent to perform certain accounting and
           recordkeeping functions required of a duly registered investment company in compliance with applicable provisions of federal, state and local laws, rules and regulations including, as may be required:
            1.   Providing information necessary for Fund to file
                 required financial reports: maintaining and preserving
                 required books, accounts and records as the basis for such
                 reports; and performing certain    daily functions in
                 connection with such accounts and records.
            2.   Calculating daily net asset value of the Fund, and
            3.   Acting as liaison with independent auditors.
     C. Appointment as agent to perform certain tax and compliance function required of the Fund.
2. DELIVERY OF CORPORATE DOCUMENTS. Fund has delivered or will deliver to Custodian prior to the effective date of this Agreement, copies of the following documents and all amendments or supplements thereto, properly certified or authenticated:
     A. Resolutions of the Board of Trustees of Fund appointing Custodian as custodian hereunder and approving the form of this Agreement; and
     B. Resolutions of the Board of Trustees of Fund designating certain persons to give instructions on behalf of Fund to Custodian and


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            authorizing Custodian to rely upon written instructions over their signatures.
3.   DUTIES AND RESPONSIBILITIES OF CUSTODIAN.
     A.     Delivery of Assets
            Fund will deliver or cause to be delivered to Custodian on the effective date of this Agreement, or as soon thereafter as practicable, and from time to time thereafter, all portfolio securities acquired by it and monies then owned by it except as permitted by the Investment Company Act of 1940 or from time to time coming into its possession during the time this Agreement shall continue in effect. Custodian shall have no responsibility or liability whatsoever for or on account of securities or monies not so delivered. All securities so delivered to Custodian (other than bearer securities) shall be registered in the name of Fund or its nominee, or of a nominee of Custodian, or shall be properly endorsed and in form for transfer satisfactory to Custodian.
     B.     Delivery of Accounts and Records
            Fund shall turn over to Custodian all of the Fund's relevant accounts and records previously maintained by it. Custodian shall be entitled to rely conclusively on the completeness and correctness of the accounts and records turned over to it by the Fund, and Fund shall indemnify and hold Custodian harmless of and from any and all expenses, damages and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such accounts and records or in the failure o Fund to provide any portion of such or to provide any information needed by the Custodian knowledgeably to perform its function hereunder.
     C.     Delivery of Assets to Third Parties
            Custodian will receive delivery of and keep safely the assets of Fund delivered to it from time to time segregated in a separate account. Custodian will not deliver, assign, pledge or hypothecate any such assets to any person except as permitted by the provisions of this Agreement or any agreement executed by it according to the terms of section 3.S. of this Agreement. Upon delivery of any such assets to a subcustodian pursuant to Section 3.S. of this agreement, Custodian will create and maintain records identifying those assets which have been delivered to the subcustodian as belonging to Fund. The Custodian is responsible for the securities and monies of Fund only until they have been transmitted to and received by other persons as permitted under the terms of this Agreement, except for securities and monies transmitted to United Missouri Bank of Kansas City, N.A. (UMBKC) and United Missouri Trust Company of New York (UMBNY) for which Custodian remains responsible as defined in Section 5 of this Agreement. Custodian shall be responsible for the monies and securities of Fund held by eligible foreign custodians under this Agreement to the extent the domestic subcustodian with which the Custodian contracts is responsible to Custodian. Custodian may participate directly or indirectly through a subcustodian in the Depository Trust Company, Treasury/Federal Reserve Book Entry System or Participant Trust Company (PTC) (as such entities are defined at 17 CFR Section 270.17f-4(b)) or other depository


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            approved by the Fund and with which Custodian has a satisfactory direct or indirect contractual relationship.
     D.     Registration of Securities
            Custodian will hold stocks and other registerable portfolio securities of Fund registered in the name of Fund or in the name of any nominee of Custodian for whose fidelity and liability Custodian will be fully responsible or in street certificate form, so-called, with or without any indication of fiduciary capacity.
            Unless otherwise instructed, Custodian will register all such portfolio securities in the name of its authorized nominee. All securities, and the ownership thereof by Fund, which are held by Custodian hereunder, however, shall at all times be identifiable on the records of the Custodian. The Fund agrees to hold Custodian and its nominee harmless for any liability solely as a recordholder of securities held in custody.
     E.     Exchange of Securities
            Upon receipt of instructions as defined herein in Section 4.A, Custodian will exchange, or cause to be exchanged, portfolio securities held by it for the account of Fund for other securities or cash issued or paid in connection with any reorganization, recapitalization, merger, consolidation, split-up of shares, change of par value, conversion or otherwise, and will deposit any such securities in accordance with the terms of any reorganization or protective plan. Without instructions, Custodian is authorized to exchange securities held by it in temporary form for securities in definitive form, to effect an exchange of shares when the par value of the stock is changed, and, upon receiving payment therefore, to surrender bonds or other securities held by it at maturity or when advised of earlier call for redemption, except that Custodian shall receive instructions prior to surrendering any convertible security.
     F.     Purchases of Investments of the Fund
            Fund will, on each business day on which a purchase of securities shall be made by it, deliver to Custodian instructions which shall specify with respect to each such purchase:
            1.    The name of the Portfolio making such purchase;
            2.    The name of the issuer and description of the security;
            3. The number of shares or the principal amount purchased, and accrued interest, if any;
            4.    The trade date;
            5.    The settlement date;
            6. The purchase price per unit and the brokerage commission, taxes and other expenses payable in connection with the purchase;
            7.    The total amount payable upon such purchase; and
            8. The name of the person from whom or the broker or dealer through whom the purchase was made.
            In accordance with such instructions, Custodian will pay for out of monies held for the account of Fund, but only insofar as monies are available therein for such purpose, and receive the portfolio securities so purchased by or for the account of Fund except that Custodian may in its sole discretion advance funds to the Fund which may result in an overdraft because the monies held by the Custodian on behalf of the Fund are insufficient to pay the total

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            amount payable upon such purchase. If the Custodian does not advance monies to pay for portfolio securities, the Custodian will so notify the Fund. Such payment will be made only upon receipt by Custodian of the securities so purchased in form for transfer satisfactory to Custodian.
     G. Sales and Deliveries of Investments of the Fund - Other than Options and Futures Fund will, on each business day on which a sale of investment securities of Fund has been made, deliver to Custodian instructions specifying with respect to each such sale:
            1.    The name of the Portfolio making such sale;
            2.    The name of the issuer and description of the securities;
            3. The number of shares or principal amount sold, and accrued interest, if any;
            4. The date on which the securities sold were purchased or other information identifying the securities sold and to be delivered;
            5.    The trade date;
            6.    The settlement date;
            7.    The sale price per unit and the brokerage commission, taxes or other expenses payable in connection with such sale;
            8.    The total amount to be received by Fund upon such sale; and
            9. The name and address of the broker or dealer through whom or person to whom the sale was made.
            In accordance with such instructions, Custodian will deliver or cause to be delivered the securities thus designated as sold for the account of Fund to the broker or other person specified in the instructions relating to such sale, such delivery to be made only upon receipt of payment therefor in such form as is satisfactory to Custodian, with the understanding that Custodian may deliver or cause to be delivered securities for payment in accordance with
     H. Purchases or Sales of Security Options, Options on Indices and Security Index Futures Contracts Fund will, on each business day on which a purchase or sale of the following options and/or futures shall be made by it, deliver to Custodian instructions which shall specify with respect to each such purchase or sale:
            1.    The name of the Portfolio making such purchase or sale;
            2.    Security Options
                  a.   The underlying security;
                  b.   The price at which purchased or sold;
                  c.   The expiration date;
                  d.   The number of contracts;
                  e.   The exercise price;
                  f. Whether the transaction is an opening, exercising, expiring or closing transaction;
                  g.   Whether the transaction involves a put or call;
                  h.   Whether the option is written or purchased;
                  i.   Market on which option traded;
                  j.   Name and address of the broker or
                       dealer through whom the sale or purchase was made.

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            3.    Options on Indices
                  a.   The index;
                  b.   The price at which purchased or sold;
                  c.   The exercise price;
                  d.   The premium;
                  e.   The multiple;
                  f.   The expiration date;
                  g. Whether the transaction is an opening, exercising, expiring or closing transaction;
                  h.   Whether the transaction involves a put or call;
                  i.   Whether the option is written or purchased;
                  j. The name and address of the broker or dealer through whom the sale or purchase was made, or other applicable settlement instructions.
            4.    Security Index Futures Contracts
                  a. The last trading date specified in the contract and, when available, the closing level, thereof;
                  b.   The index level on the date the contract is entered into;
                  c.   The multiple;
                  d.   Any margin requirements;
                  e. The need for a segregated margin account (in addition to instructions, and if not already in the possession of Custodian, Fund shall deliver a substantially complete and executed custodial safekeeping account and procedural agreement which shall be incorporated by reference into this Custody Agreement); and
                  f.   The name and address of the futures
                       commission merchant through whom the sale or purchase was made, or other applicable settlement instructions.
            5.    Option on Index Future Contracts
                  a.   The underlying index futures contract;
                  b.   The premium;
                  c.   The expiration date;
                  d.   The number of options;
                  e.   The exercise price;
                  f. Whether the transaction involves an opening, exercising, expiring or closing transaction;
                  g.   Whether the transaction involves a put or call;
                  h.   Whether the option is written or purchased; and
                  i.   The market on which the option is traded.
     I.     Securities Pledged or Loaned
            If specifically allowed for in the prospectus of Fund:
            1. Upon receipt of instructions, Custodian will release or cause to be released securities held in custody to the pledgee designated in such instructions by way of pledge or hypothecation to secure any loan incurred by Fund; provided, however, that the securities shall be released only upon payment to Custodian of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made, further securities may be released or caused to be released for that purpose upon receipt of instructions. Upon receipt of instructions, Custodian will


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                  pay, but only from funds available for such purpose, any such loan upon redelivery to it of the securities pledged or hypothecated therefore and upon surrender of the note or notes evidencing such loan.

            2. Upon receipt of instructions, Custodian will release securities held in custody to the borrower designated in such instructions; provided, however, that the securities will be released only upon deposit with Custodian of full cash collateral as specified in such instructions, and that Fund will retain the right to any dividends, interest or distribution on such loaned securities. Upon receipt of instructions and the loaned securities, Custodian will release the cash collateral to the borrower.

     J.     Routine Matters
            Custodian will, in general, attend to all routine and mechanical matters in connection with the sale, exchange, substitution, purchase, transfer, or other dealings with securities or other property of Fund except as may be otherwise provided in this Agreement or directed from time to time by the Board of Trustees of Fund or its designees.
     K.     Deposit Account
            Custodian will open and maintain a special purpose deposit accounts with the approval of the Fund, which approval shall not be unreasonably denied, in the name of Custodian ("Account"), subject only to draft or order by Custodian upon receipt of instructions. All monies received by Custodian from or for the account of a portfolio shall be deposited in said Account, barring events not in the control of the Custodian such as strikes, lockouts or labor disputes, riots, war or equipment or transmission failure or damage, fire, flood, earthquake or other natural disaster, action or inaction of governmental authority or other causes beyond its control, at 9:OO a.m., Kansas City time, on the second business day after deposit of any check into Fund's Account, Custodian agrees to make Fed Funds available to the Fund in the amount of the check. Deposits made by Federal Reserve wire will be available to the Fund immediately and ACH wires will be available to the Fund on the next business day. Income earned on the portfolio securities will be credited to the applicable portfolio of the Fund based on the schedule attached as Exhibit A. The Custodian will be entitled to reverse any credited amounts where credits have been made and monies are not finally collected. If monies are collected after such reversal, the Custodian will credit the applicable portfolio in that amount. Custodian may open and maintain an Account in such other banks or trust companies by properly authorized resolution of the Board of Trustees of Fund, such Account, however, to be in the name of custodian and subject only to its draft or order.

     L.     Income and other Payments to Fund
            Custodian will:
            1. Collect, claim and receive and deposit for the Account of Fund all income and other payments which become due and payable on or after the effective date of this Agreement with respect to the securities deposited under this

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                  Agreement, and credit the account of Fund in accordance with the schedule attached hereto as Exhibit A. If, for any reason, the Fund is credited with income that is not subsequently collected, Custodian may reverse that credited amount;
            2. Execute ownership and other certificates and affidavits for all federal, state and local tax purposes in connection with the collection of bond and note coupons; and
            3. Take such other action as may be necessary or proper in connection with:
                  a. the collection, receipt and deposit of such income and other payments, including but not limited to the presentation for payment of:
                        1. all coupons and other income items requiring presentation; and
                        2. all other securities which may mature or be called, redeemed, retired or otherwise become payable and regarding which the Custodian has actual knowledge, or notice of which is contained in publications of the type to which a custodian would normally subscribe for such purpose and
                  b.    the endorsement for collection, in the name of Fund,
                        of all checks, drafts or other negotiable instruments.
            Custodian, however, will not be required to institute suit or take other extraordinary action to enforce collection except upon receipt of instructions and upon being indemnified to its satisfaction against the costs and expenses of such suit or other actions. Custodian will receive, claim and collect all stock dividends, rights and other similar items and will deal with the same pursuant to instructions. Unless prior instructions have been received to the contrary, Custodian will, without further instructions, sell any rights held for the account of Fund on the last trade date prior to the date of expiration of such rights.
     M.     Payment of Dividends and other Distributions
            On the declaration of any dividend or other distribution on the shares of Capital Stock of Fund ("Fund Shares") by the Board of Trustees of Fund, Fund shall deliver to Custodian instructions with respect thereto, including a copy of the Resolution of said Board of Trustees certified by the Secretary or an Assistant Secretary of Fund wherein there shall be set forth the record date as of which shareholders entitled to receive such dividend or other distribution shall be determined, the date of payment of such dividend or distribution, and the amount payable per share on such dividend or distribution. Except if the ex-dividend date and the reinvestment date of any dividend are the same, in which case funds shall remain in the Custody Account, on the date specified in such Resolution for the payment of such dividend or other distribution, Custodian will pay out of the monies held for the account of Fund,
            insofar as the same shall   be available for such purposes, and
            credit to the account of the Dividend Disbursing Agent for Fund, such amount as may be necessary to pay the amount per share payable in cash on Fund Shares issued and outstanding on the record date established by such Resolution.

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     N.     Shares of Fund Purchased by Fund
            Whenever any Fund Shares are repurchased or redeemed by Fund, Fund or its agent shall advise Custodian of the aggregate dollar amount to be paid for such shares and shall confirm such advice in writing. Upon receipt of such advice, Custodian shall charge such aggregate dollar amount to the Account of Fund and either deposit the same in the account maintained for the purpose of paying for the repurchase or redemption of Fund Shares or deliver the same in accordance with such advice.
            Custodian shall not have any duty or responsibility to determine that Fund Shares have been removed from the proper shareholder account or accounts or that the proper number of such shares have been cancelled and removed from the shareholder records.
     O.     Shares of Fund Purchased from Fund
            Whenever Fund Shares are purchased from Fund, Fund will deposit or cause to be deposited with Custodian the amount received for such shares.
            Custodian shall not have any duty or responsibility to determine that Fund Shares purchased from Fund have been added to the proper shareholder account or accounts or that the proper number of such shares have been added to the shareholder records.
     P.     Proxies and Notices
            Custodian will promptly deliver or mail or have delivered or mailed to Fund all proxies properly signed, all notices of meetings, all proxy statements and other notices, requests or announcements affecting or relating to securities held by Custodian for Fund and will, upon receipt of instructions, execute and deliver or cause its nominee to execute and deliver or mail or have delivered or mailed such proxies or other authorizations as may be required. Except as provided by this Agreement or pursuant to instructions hereafter received by Custodian, neither it nor its nominee will exercise any power inherent in any such securities, including any power to vote the same, or execute any proxy, power of attorney, or other similar instrument voting any of such securities, or give any consent, approval or waiver with respect thereto, or take any other similar action.
     Q.     Disbursements
            Custodian will pay or cause to be paid insofar as funds are available for the purpose, bills, statements and other obligations of Fund (including but not limited to obligations in connection with the conversion, exchange or surrender of securities owned by Fund, interest charges, dividend disbursements, taxes, management fees, custodian fees, legal fees, auditors' fees, transfer agents' fees, brokerage commissions, compensation to personnel, and other operating expenses of Fund) pursuant to instructions of Fund setting forth the name of the person to whom payment is to be made, the amount of the payment, and the purpose of the payment.

     R.     Daily Statement of Accounts
            Custodian will render to Fund as of the close of business on each day but in no event later than 10:00 a.m. Central/Standard Time the next business day, a detailed statement of the amounts received or paid and of securities received or delivered for the account of Fund during said day. Custodian will, from time to


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            time, upon request by Fund, render a detailed statement of the securities and monies held for Fund under this Agreement, and Custodian will maintain such books and records as are necessary to enable it to do so and will permit such persons as are authorized by Fund including Fund's independent public accountants, access to such records or confirmation of the contents of such records; and
            if demanded, will   permit federal and state regulatory agencies to
            examine the securities, books and records.
            Upon the written instructions of Fund or as demanded by federal or state regulatory agencies, Custodian will instruct any subcustodian to give such persons as are authorized by Fund including Fund's independent public accountants, access to such records or confirmation of the contents of such records; and if demanded, to permit federal and state regulatory agencies to examine the books, records and securities held by subcustodian

     S.     Appointment of Subcustodian
            1. Notwithstanding any other provisions of this Agreement, all or any of the monies or securities of Fund may be held in Custodian's own custody or in the custody of one or more other banks or trust companies selected by Custodian and approved by the Fund including contracts if Custodian is not completely responsible for the appointment of such bank or trust company), which approval shall not be unreasonably withheld. Any such subcustodian must have the qualifications required for custodian under the Investment Company Act of 1940, as amended. The subcustodian may participate directly or indirectly in the Depository Trust Company, Treasury/Federal Reserve Book Entry System, Participant Trust Company (as such entities are defined at 17 CFR Sec. 270.17f-4(b)), or other depository approved by the Fund and with which Custodian has a satisfactory direct or indirect contractual relationship. Custodian will appoint UMBKC and UMBNY as subcustodians and Custodian shall be responsible for UMBKC and UMBNY to the same extent it is responsible to the Fund under Section 5 of this Agreement. Custodian is not responsible for DTC, the Treasury/Federal Reserve Book Entry System, and PTC except to the extent such entities are responsible to Custodian. Upon instruction of the Fund, Custodian shall be willing to contract with such entities as Bank of New York (BONY), Morgan and Guaranty Trust Company (MGTC), Chemical Bank (CB), and Bankers Trust Company (BT) for variable rate securities, and Custodian will be responsible to the Fund to the same extent those entities are responsible to Custodian. The Fund shall be entitled to review and approve Custodian's contracts with BONY, MGTC, CB, and BT.
            2. Notwithstanding any other provisions of this Agreement, Fund's foreign securities (as defined in Rule 17f-5(c)(1) under the Investment Company Act of 1940) and Fund's cash or cash equivalents, in amounts reasonably necessary to effect Fund's foreign securities transactions, may be held in the custody of one or more banks or trust companies acting as subcustodians, according to Section 3.S.l; and thereafter, pursuant to a written contract or contracts as approved by

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                 Fund's governing Board, may be transferred to an account
                 maintained by such subcustodian with an eligible foreign custodian, as defined in Rule 17f-5(c)(2), provided that any such arrangement involving a foreign custodian shall be in accordance with the provisions of Rule 17f-5 under the Investment Company Act of 1940 as that Rule may be amended from time to time. The Fund shall be provided the contract with the domestic subcustodian who shall contract with the eligible foreign subcustodians. The Custodian shall be responsible for the monies and securities of Fund held by eligible foreign subcustodians to the extent the domestic subcustodian with which the Custodian contracts is responsible to Custodian.
     T.     Accounts and Records
            Custodian, with the direction and as interpreted by the Fund, Fund's accountants and/or other tax advisors, will prepare and maintain as complete, accurate and current all accounts and records required to be maintained by Fund and under the general Rules and Regulations under the Investment Company Act of 1940 ("Rules"), as amended, as agreed upon between the parties and will preserve said records in the manner and for the periods prescribed in said Rules, or for such longer period as is agreed upon by the parties. Custodian relies upon Fund to furnish, in writing, accurate and timely information to complete Fund's records and perform daily calculation of the Fund's net asset value, as provided in Section 3.W. below.
            Custodian shall incur no liability and Fund shall indemnify and hold harmless Custodian from and against any liability arising from any failure of Fund to furnish such information in a timely and accurate manner, even if Fund subsequently provides accurate but untimely information. It shall be the responsibility of Fund to furnish Custodian with the declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning each of its securities when such information is not readily available from generally accepted securities industry services or publications.
     U.     Accounts and Records Property of Fund
            Custodian acknowledges that all of the accounts and records maintained by Custodian pursuant to this Agreement are the property of Fund, and will be made available to Fund for inspection or reproduction within a reasonable period of time, upon demand. Custodian will assist Fund's independent auditors, or upon approval of Fund, or upon demand, any regulatory body having jurisdiction over the Fund or Custodian, in any requested review of Fund's accounts and records but shall be reimbursed for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from Fund of the necessary information, Custodian will supply necessary data for Fund's completion of any necessary tax returns, questionnaires, periodic reports to Shareholders and such other reports and information requests as Fund and Custodian shall agree upon from

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     V.     Adoption of Procedures
            Custodian and Fund may from time to time adopt procedures as they agree upon, and Custodian may conclusively assume that no procedure approved by Fund, or directed by Fund, conflicts with or violates any requirements of its prospectus, "Articles of Incorporation," Bylaws, or any rule or regulation of any regulatory body or governmental agency. Fund will be responsible to notify Custodian of any changes in statutes, regulations, rules or policies which might necessitate changes in Custodian's responsibilities or procedures.
     W.     Calculation of Net Asset Value
            Custodian will calculate Fund's net asset value, in accordance with Fund's prospectus, once daily. Custodian will prepare and maintain a daily evaluation of securities for which market quotations are available by the use of outside services normally used and contracted for this purpose; all other securities will be evaluated in accordance with Fund's instructions. Custodian will have no responsibility for the accuracy of the prices quoted by these outside services, for the information supplied by Fund, or for acting upon the instructions of the Fund.

     X.     Overdrafts
            If Custodian shall in its sole discretion advance funds to the account of the Fund which results in an overdraft because the monies held by Custodian on behalf of the Fund are insufficient to pay the total amount payable upon a purchase of securities as specified in Fund's instructions or for some other reason, the amount of the overdraft shall be payable by the Fund to Custodian upon demand and shall bear an interest rate determined by Custodian and as so disclosed in the fee schedule from the date advanced until the date of payment. Custodian shall have a lien on the assets of the Fund in the amount of any outstanding overdraft.
     Y.     Compliance & Tax
            The Custodian shall provide the reports, records, and information described in Exhibit B.
4.   INSTRUCTION.
     A. The term "instruction", as used herein, means written or oral instructions to Custodian from a designated representative of Fund. Certified copies of resolutions of the Board of Trustees of Fund naming one or more designated representatives to give instructions in the name and on behalf of Fund, may be received and accepted from time to time by Custodian as conclusive evidence of the authority of any designated representative to act for Fund and may be considered to be in full force and effect (and Custodian will be fully protected in acting in reliance thereon) until receipt by Custodian of notice to the contrary. Unless the resolution delegating authority to any person to give instructions specifically requires that the approval of anyone else will first have been obtained, Custodian will be under no obligation to inquire into the right of the person giving such instructions to do so. Notwithstanding any of the foregoing provisions of this Section 4. no authorizations or instructions received by Custodian from Fund, will be deemed to authorize or permit any director, trustee, officer, employee, or agent of Fund to withdraw any of the securities or similar investments of Fund upon the mere receipt of such authorization or instructions from such director, trustee, officer, employee or agent.
            Notwithstanding any other provision of this Agreement, Custodian, upon receipt (and acknowledgment if required at the discretion of Custodian) of the instructions of a designated representative of Fund will undertake to deliver for Fund's account monies, provided such monies are on hand or available) in connection with Fund's transactions and to wire transfer such monies to such broker, dealer, subcustodian, bank or other agent specified in such instructions by a designated representative of Fund.
      B. No later than the next business day immediately following each oral instruction, Fund will send Custodian written confirmation of such oral instruction. At Custodian's sole discretion, Custodian may record on tape, or otherwise, any oral instruction whether given in person or via telephone, each such recording identifying the parties, the date and the time of the beginning and ending of such oral instruction.
5.    LIMITATION OF LIABILITY OF CUSTODIAN.
      A. Custodian shall hold harmless and indemnify Fund from and against any loss or liability (including attorneys' fees) arising out of Custodian's negligence or bad faith. Custodian shall not be liable for consequential, special, or punitive damages. Custodian may request and obtain the advice and opinion of counsel for Fund, or of its own counsel with respect to questions or matters of law, and it shall be without liability to Fund for any action taken or omitted by it in good faith, in conformity with such advice or opinion. If Custodian reasonably believes that it could not lawfully act according to the instructions of the Fund or the Fund's counsel, it may in its discretion, with prior notice to the Fund, not act according to such instructions.
      B. Fund shall hold harmless and indemnify Custodian from and against any loss or liability (including attorneys' fees) in connection with any matter not related to Custodian's negligence or bad faith in performance of its duties hereunder.
      C. Custodian may rely upon the advice of Fund and upon statements of Fund's public accountants and other persons representing the Fund believed by Custodian in good faith, to be expert in matters upon which they are consulted, and Custodian shall not be liable for any actions taken, in good faith, upon such statements.
      D. If Fund requires Custodian in any capacity to take, with respect to any securities, any action which involves the payment of money by it, or which in Custodian's opinion might make it or its nominee liable for payment of monies or in any other way, Custodian, upon notice to Fund given prior to such actions, shall be and be kept indemnified by Fund in an amount and form satisfactory to Custodian against any liability on account of such action.
      E. Custodian shall be entitled to receive, and Fund agrees to pay to Custodian, on demand, reimbursement for such cash disbursements, costs and expenses as may be agreed upon from time to time by Custodian and Fund.

      F. Custodian shall be protected in acting as custodian hereunder upon any instructions, advice, notice, request, consent, certificate or other instrument or paper reasonably appearing to it to be genuine and to have been properly executed and shall, unless otherwise specifically provided herein, be entitled to receive as conclusive proof of any fact or matter required to be ascertained from Fund hereunder, a certificate signed by the Fund's President, or other officer specifically authorized for such purpose.
      G. Without limiting the generality of the foregoing, Custodian shall be under no duty or obligation to inquire into, and shall not be liable for:
            1. The validity of the issue of any securities purchased by or for Fund, the legality of the purchase thereof or evidence of ownership required by Fund to be received by Custodian, or the propriety of the decision to purchase or amount paid therefore;
            2. The legality of the sale of any securities by or for Fund, or the propriety of the amount for which the same are sold;
            3. The legality of the issue or sale of any shares of the Capital Stock of Fund, or the sufficiency of the amount to be received therefore;
            4. The legality of the repurchase or redemption of any Fund Shares, or the propriety of the amount to be paid therefor; or
            5. The legality of the declaration of any dividend by Fund, or the legality of the issue of any Fund Shares in payment of any stock dividend.
      H. Custodian shall not be liable for, or considered to be Custodian of, any money represented by any check, draft, wire transfer, clearinghouse funds, uncollected funds, or instrument for the payment of money received by it on behalf of Fund, until Custodian actually receives such money, provided only that it shall advise Fund promptly if it fails to receive any such money in the ordinary course of business, and use its best efforts and cooperate with Fund toward the end that such money shall be received.
      I.    To the extent not inconsistent with Sections 3.C. and 3.S.
            herein, Custodian shall not be responsible for loss occasioned by the acts, neglects, defaults or insolvency of any broker, bank, trust company, or any other person with whom Custodian may deal in the absence of negligence, or bad faith on the part of Custodian.
      J. Notwithstanding anything herein to the contrary, Custodian may, and with respect to any foreign subcustodian appointed under
            Section 3.S.2. must, provide Fund for its approval, agreements with banks or trust companies which will act as subcustodians for Fund pursuant to Section 3.S of this Agreement.
6. COMPENSATION. Fund will pay to Custodian such compensation as is stated in the Fee Schedule attached hereto as Exhibit C which may be changed from time to time as agreed to in writing by Custodian and Fund. Custodian may charge such compensation against monies held by it for the account of Fund. Custodian will also be entitled, notwithstanding the provisions of Sections 5.C. or 5.D. hereof, to charge against any monies held by it for the account of Fund the amount of any loss, damage, liability, advance, or expense for which it shall be entitled to reimbursement under the provisions of this Agreement, including fees or expenses due to Custodian for other services provided to the Fund by the Custodian.
7. TERMINATION. Either party to this Agreement may terminate the same by notice in writing, delivered or mailed, postage prepaid, to the other party hereto and received not less than ninety (90) days prior to the date upon which such termination will take effect. Upon termination of this Agreement, Fund will pay to Custodian such compensation for its reimbursable disbursements, costs and expenses paid or incurred to such date and Fund will use its best efforts to obtain a successor custodian. Unless the holders of a majority of the outstanding shares of "Capital Stock" of Fund vote to have the securities, funds and other properties held under this Agreement delivered and paid over to some other person, firm or corporation specified in the vote, having not less the two million dollars ($2,000,000) aggregate capital, surplus and undivided profits, as shown by its last published report, and meeting such other qualifications for custodian as set forth in the Bylaws of Fund, the Board of Trustees of Fund will, forthwith upon giving or receiving notice of termination of this Agreement, appoint as successor custodian a bank or trust company having such qualifications. Custodian will, upon termination of this Agreement, deliver to the successor custodian so specified or appointed, at Custodian's office, all securities then held by Custodian hereunder, duly endorsed and in form for transfer, all funds and other properties of Fund deposited with or held by Custodian hereunder, or will cooperate in effecting changes in book-entries at the Depository Trust Company or in the Treasury/Federal Reserve Book-Entry System pursuant to 31 CFR Sec. 306.118. In the event no such vote has been adopted by the stockholders of Fund and no written order designating a successor custodian has been delivered to Custodian on or before the date when such termination becomes effective, then Custodian will deliver the securities, funds and properties of Fund to a bank or trust company at the selection of Custodian and meeting the qualifications for custodian, if any, set forth in the Bylaws of Fund and having not less that two million dollars ($2,000,000) aggregate capital, surplus and undivided profits, as shown by its last published report. Upon either such delivery to a successor custodian, Custodian will have no further obligations or liabilities under this Agreement. Thereafter such bank or trust company will be the successor custodian under this Agreement and will be entitled to reasonable compensation for its services. In the event that no such successor custodian can be found, Fund will submit to its shareholders, before permitting delivery of the cash and securities owned by Fund to anyone other than a successor custodian, the question of whether Fund will be liquidated or function without a custodian. Notwithstanding the foregoing requirement as to delivery upon termination of this Agreement, Custodian may make any other delivery of the securities, funds and property of Fund which is permitted by the Investment Company Act of 1940, Fund's Certificate of Incorporation and Bylaws then in effect or apply to a court of competent jurisdiction for the appointment of a successor custodian.

8. NOTICES. Notices, requests, instructions and other writings received by Fund at 5901 Executive Drive, Lansing, MI 48911 or at such other address as Fund may have designated to Custodian in writing, will be deemed to have been properly given to Fund hereunder; and notices, requests, instructions and other writings received by Custodian at its offices at

      127 West 10th Street, Kansas City, Missouri 64105, or to such other address as it may have designated to Fund in writing, will be deemed to have been properly given to Custodian hereunder.
9.    MISCELLANEOUS.
      A. This Agreement is executed and delivered in the State of Missouri and shall be governed by the laws of said state.
      B. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successor and assigns of the parties hereto.
      C. No provisions of the Agreement may be amended or modified, in any manner except by a written agreement properly authorized and executed by both parties hereto.
      D. The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
      E. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.
      F. If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.
      G. Custodian will not release the identity of Fund to an issuer which requests such information pursuant to the Shareholder
           Communications Act of 1985 for the specific purpose of direct communications between such issuer and Fund unless the Fund directs the Custodian otherwise.
      H. This Agreement may not be assigned by either party without prior written consent of the other party.
      I. If any provision of the Agreement, either in its present form or as amended from time to time, limits, qualifies, or conflicts with the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, such statutes, rules and regulations shall be deemed to control and supersede such provision without nullifying or terminating the remainder of the provisions of this Agreement.
10. Termination Assistance. Commencing upon any notice of termination or expiration of this Agreement, IFTC shall provide to the Company or its designee termination assistance as defined below in order to allow the services provided hereunder to continue without interruption or adverse effect and to facilitate the orderly transfer of responsibility for such services to the Company or its designee. If and to the extent that such assistance is provided after the date the termination is to be effective, the company will pay for such assistance at the then-prevailing rate under this Agreement. The termination assistance to be provided to the Company shall include the following:

      A. Continuing to perform, for a period of not more than 90 days following the date the termination is to be effective, any or all of the services then being performed by IFTC.

      B. Developing, with the assistance of the Company, a plan for the transition of operations from IFTC to the Company or its designee.
      C. Prior to providing any of the foregoing termination assistance to the Company or its designee, IFTC shall be entitled to receive from such designee, in a form and substance acceptable to IFTC, written assurances that (i) such designee will maintain at all times the confidentiality of any IFTC proprietary information, software or materials required to be disclosed or provided to, or learned by, such designee in connection with the transaction of duties to Company or designee therewith.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.


INVESTORS FIDUCIARY TRUST COMPANY


By:    /s/
Title:   Executive Vice President




JACKSON NATIONAL CAPITAL MANAGEMENT FUNDS


By:     /s/  Larry C. Jordan
Title:        Treasuer

                                   EXHIBIT A

                 IFTC AVAILABILITY SCHEDULE BY TRANSACTION TYPE


TRANSACTION                       DTC                          PHYSICAL                            FED

TYPE                              CR DATE            FDS TYPE  CR DATE           FDS TYPE          CR DATE    FDS TYPE

Calls Puts                        As Received        C or F*   As Received       C or F*

Maturities                        As Received        C or F*   Mat. Date         C or F*           Mat. Date         F

Tender Reorgs.                    As Received        C         As Received       C                 N/A

Dividends                         Paydate            C         Paydate           C                 N/A

Floating                          Paydate            C         Paydate           C                 N/A
 Rate Int.

Floating                          N/A                          As Rate           C                 N/A
 Rate Int.                                                     Received
 (No Rate)

Mtg. Backed                       Paydate            C         Paydate +1        C                 Paydate           F
 P&I                                                           Bus. Day

Fixed Rate                        Paydate            C         Paydate           C                 Paydate           F
 Int .

Euroclear                         N/A                C         Paydate           C


               Legend
               C = Clearinghouse Funds
               F = Fed Funds
               N/A = Not Applicable
               *Availability based on how received.

Exhibit B

1. Notify Fund of inconsistencies between securities purchased and investment restrictions recited in the prospectus, the diversification requirements of the Investment Company Act of 1940, as amended, and the Internal Revenue Code of 1986, as amended; and

2.   Prepare federal tax returns for review by the Fund; and

3.   Notify the Fund when it appears it has not met the requirements of
     Section 851(b)(2) or Section 851(b)(3)of the Internal Revenue Code of 1986, as amended; and

4. Assist in monitoring Investment Company Act of 1940, as amended, Section 12(d)(3) upon the instructions of the Fund; and

5. Maintain financial records pursuant to Investment Company Act of 1940, as amended, Sections 31a-1(a) and 31a-1(b).

                       INVESTORS FIDUCIARY TRUST COMPANY

                   JACKSON NATIONAL CAPITAL MANAGEMENT FUNDS
                                  FEE SCHEDULE


I. TRANSFER AGENCY

   A.      Base Fee

           There is a monthly base fee of $1,500 per fund/portfolio. (This is not included in the monthly minimum fee discussed in I.B. below.)

   B.      Minimum Fee

           There is a monthly minimum fee of $2,500 per fund/portfolio. The monthly minimum fee supersedes items listed in I.C. below provided the total applicable charges based on I.C. do not exceed the monthly minimum.

   C.      Account Maintenance and Processing Fees

           Open Accounts:
           Money Market and Daily Dividend Funds - $17.25 per account per year Monthly Dividend Funds - $16.25 per account per year
           Quarterly Dividend and Equity Funds - $14.25 per account per year

           Closed Accounts - $2.65 per account per year

           Omnibus Accounts - $2.50 per transaction

           New Account Set Up - $2.50 per account

           Financial Transactions - $1.50 per transaction

   D.      Federal Funds Wire

           There is a $6.00 fee for each federal funds wire received or delivered. ACH transactions are provided at no additional cost.

   E.      Miscellaneous

           Fiduciary Trustee Fees:
                IRAs/SEPs - $12.00 per account per year
                Qualified Plans - $25.00 per social security number per plan

           Optional Services

           A.   Sales Reporting - $250 per month/per applicable portfolio

           B.   NSCC - $100 per month/per applicable portfolio

           C. INVESTOR (linking all individual portfolios under a single investor hierarchy) - $1.20 per account (production is an out-of-pocket expense)

Jackson National Capital Management Funds
Proposed Fee Schedule (Continued)

           D. 12b-1 processing will be charged at a rate of $0.30 per account per payment cycle with a $0.60 per year minimum.

           E.   Checkwriting Privileges - $0.35 per check clearing

           F.   Deferred Contingent Sales Feature - $3.00 per account per year

           G.   Dealer Maintenance - $2.50 per transaction

II.  PORTFOLIO ACCOUNTING

     A.    Monthly Base Fee Per Portfolio

           $500 (not included in minimum monthly asset fee discussed in II.B. below.)

     B.    Minimum Monthly Asset Fee

           There is a monthly minimum fee of $3,000 per fund/portfolio. The monthly minimum fee per portfolio does not apply to any portfolio if the asset based fee discussed in II.C. below produces greater revenue than the aggregate minimum.

     C.    Asset Based Fee on a Total Relationship Basis

           6/100 of 1% (6 basis points) on the first $150 million in assets 4/100 of 1% (4 basis points) on the next $150 million in assets 2/100 of 1% (2 basis points) on the next $200 million is assets 1/100 of 1% (1 basis point) on all assets in excess of $500 million

     D.    Foreign Securities Premium on Month-End Foreign Assets

           There is a foreign securities premium of 2/100 of 1% (2 basis points) in addition to either the asset based fees (II.C. above), or the minimum monthly asset fee (II.B. above).

III. COMPLIANCE

     $30 per incurred hour

     Monitoring of internal revenue code section 851 diversification, 30% income and 90% income tests Initial preparation of:
     1.    Federal tax return.
     2.    Book tax difference schedules for wash sales.
     3. Selected filing such as semi-annual and annual reports, 24(f)(2) notices and Form N-SAR.

     This list of services can be expanded based upon additional responsibilities and related fees as agreed to between parties. Travel expenses incurred by IFTC on behalf of supporting the above services will be billed to the fund as an out-of-pocket expense.

Jackson National Capital Management Funds
Proposed Fee Schedule (Continued)

IV. SECURITY CUSTODY

     A.    Domestic Securities

            Asset-Based Fee on a total relationship basis:
            2/100 of 1% (2 basis points) on the first $250 million is assets 1.5/100 of 1% (1.5 basis points) on the next $250 million is assets 1/100 of 1% (1 basis point) on all assets in excess of $500 million

            Transaction Fee, per transaction:

                    Physical Delivery - $22.00
                    Depository Eligible - $12.00
                    GNMA Paydown - $12.00
                    PTC - $12.00

     B.     Foreign Securities

            Asset-Based Fee on a total relationship basis:

            16/100 of 1% (16 basis points) on all assets held in foreign securities
            6/100 of 1% (6 basis points) on all assets held in Euroclear/CEDEL/First Chicago Clearing

            Investments in emerging markets will be priced at the time of investment and should approximate 50 basis points.

            Transaction Fee, per transaction:

                    Euroclear/CEDEL/First Chicago Clearing - $45.00 Emerging Markets - $90.00- $120.00

     C.     Balance Credits

            IFTC will offset fees with balance credits calculated at 75% of the bank credit rate (see below) applied to average custody collected cash balances for the month. Balance credits will be applied on a fund by fund basis and can be used to offset custody, portfolio accounting, and transfer agency fees. Any credits in excess of fees will be carried forward from month to month through the end of the calendar year. For calculation purposes, IFTC uses an actual/actual basis.

            Note:  The bank credit rate is the equivalent to the lesser of:
                   The average 91-day Treasury Bill discount rate for the month
                          or
                   The average Federal Funds rate for the month less 50 basis points.

     D.     Overdraft Charges

            Fund overdrafts will be calculated at the Prime rate (as published in the Wall Street Journal) and charged on a daily basis.

Jackson National Capital Management Funds
Proposed Fee Schedule (Continued)

V.   NOTES TO THE ABOVE FEE SCHEDULE

     A. Annual maintenance fees are payable monthly at 1/12th of the annual stated rate.

     B. Asset based fees will be billed monthly at 1/12th of the annual stated rate based on monthly average net assets, except for the foreign securities premium which will be billed on month-end market value at 1/12th of the annual stated rate.

     C. The above schedule does not include out-of-pocket expenses that would be incurred by IFTC on the fund's behalf. Examples of out-of-pocket expenses include but are not limited to pricing services, forms, postage, mailing services, magnetic tapes, printing, proxy processing, microfilm/microfiche, FDIC insurance, foreign registration and script fees, back-up recovery for mainframe services by third parties, etc. Out-of-pocket expenses incurred by IFTC in planning and executing the conversion will be passed on to the fund. IFTC bills out-of-pocket expenses separately from service fees.

     D. The fees stated above are exclusive of terminal equipment required in the client's location(s) and communication line costs.

     E. Any fees or out-of-pocket expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by IFTC.

     F. The above fee schedule is predicated on the fact that IFTC be allowed a minimum of 90 calendar days between notification of hiring and when the selection is effective, and that IFTC receive adequate cooperation from the client during the implementation period.

     G. The balance credits listed in IV.C. will apply for each fund in which the applicable fees for transfer agency and portfolio accounting services exceed the minimum fees, respectively.

     H. The above fee schedule commences on the effective date of the service agreement between IFTC and the client and is guaranteed through September 9, 1994. The minimum fees for transfer agency and portfolio accounting services will December 31, 1992.




/s/                                   /s/ Larry C. Jordan, Treasurer
Investors Fiduciary Trust Company     Jackson National Capital Management Funds



September 10, 1992                    September 9, 1992
Date                                  Date